Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 033-20827) on Form N-1A of Campbell Systematic Macro Fund, a series of RBB Fund, Inc. of our report on Equinox Campbell Strategy Fund, a series of Equinox Funds Trust, dated November 27, 2019, relating to our audit of the consolidated financial statements and consolidated financial highlights, which appear in the September 30, 2019 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Consolidated Financial Highlights,” "Independent Registered Public Accounting Firm" and “Consolidated Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

December 27, 2019